NEWS RELEASE	Media contact:
www.homestreet.com/newsroom	Michael Rubbinaccio, HomeStreet, Inc.
michael.rubbinaccio@homestreet.com
206-389-4433

HomeStreet to Acquire Certain Assets, Branches, and Deposits
from The Bank of Oswego

SEATTLE, Wash. - May 11, 2016 - HomeStreet, Inc. (“the Company”) (NASDAQ:HMST) today announced the execution of a definitive agreement for HomeStreet Bank to acquire certain assets and limited liabilities, including deposits, from The Bank of Oswego relating to its two branches in Lake Oswego, Oregon. Closing of the transaction is subject to several conditions including regulatory and The Bank of Oswego shareholder approvals. The acquisition is expected to close in the third quarter of 2016.

The branches being acquired by HomeStreet Bank are located in Lake Oswego, Oregon. As of March 31, 2016, total deposits are approximately $52.4 million for both branches. Additionally, HomeStreet is acquiring certain other assets, including loans totaling $42.9 million as of March 31, 2016.

The transaction will increase the number of HomeStreet’s retail branches to five in the Portland, Oregon metro area, including Vancouver, Washington.

“We’re excited to be expanding our branch network to serve new and existing customers in the Portland market,” said HomeStreet Bank Chairman, President and CEO Mark K. Mason. “The customer base of these branches from The Bank of Oswego is an extremely good fit within our commercial and consumer banking strategy. We look forward to welcoming new employees to our company from The Bank of Oswego and are excited by the growth opportunities from the acquisition as a result of the Portland-Vancouver area’s strong employment and population growth.” Mason went on to say that teams of employees from both HomeStreet and The Bank of Oswego are collaborating to ensure a seamless transition for the customers, employees, and the community.

The two Lake Oswego locations will continue to operate as The Bank of Oswego until the transaction is completed. Upon closing, the branches will become part of HomeStreet Bank. The transaction is structured as a purchase of assets and assumption of deposit liabilities. HomeStreet will not assume any liability relating to any ongoing litigation involving any former officer or director of The Bank of Oswego in this transaction.

About HomeStreet, Inc.
Now in its 96th year HomeStreet, Inc. (NASDAQ:HMST) is a diversified financial services company headquartered in Seattle, Washington and is the holding company for HomeStreet Bank, a state-chartered, FDIC-insured commercial bank. HomeStreet offers consumer, commercial and private banking services, investment and insurance products and originates residential and commercial mortgages and construction loans for borrowers located in the Western United States and Hawaii. The bank has consistently received an “outstanding” rating under the federal Community Reinvestment Act (CRA). Additional information on HomeStreet Bank can be found at www.homestreet.com.

Forward-Looking Statements
This press release contains forward-looking statements concerning HomeStreet, Inc. and HomeStreet Bank, The Bank of Oswego and their respective operations, performance, financial conditions and likelihood of success. All statements other than statements of historical fact are forward-looking statements. In particular, statements about the timing and likelihood of the consummation of the acquisition, regulatory approvals, the successful integration of their employees and customers and anticipated size of the combined entity, as well as statements that anticipate these events, are forward looking in nature. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us, and include statements about the competitiveness of the banking industry. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond HomeStreet’s and The Bank of Oswego’s control. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date.

We caution readers that a number of factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Among other things, our ability to obtain federal and state regulatory approval, The Bank of Oswego’s ability to obtain required shareholder approvals, our ability to retain the assets and customers related to this purchase and assumption, our ability to realize the revenue enhancements and other benefits expected from these transactions, and our ability to successfully integrate the operations of these two branches, may be limited due to future risks and uncertainties including, but not limited to, changes in general economic conditions that impact our markets and our business, actions by the Federal Reserve affecting monetary and fiscal policy, regulatory and legislative actions that may constrain our ability to do business, and the competitive environment. A discussion of the factors that we recognize to pose risk to the achievement of our business goals and our operational and financial objectives more generally is contained in HomeStreet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the period ended March 31, 2016. These factors are updated from time to time in our filings with the Securities and Exchange Commission, and readers of this release are cautioned to review those disclosures in conjunction with the discussions herein.

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